INTERNATIONAL TUNGSTEN INC.

SUPPLEMENT TO MANAGEMENT INFORMATION CIRCULAR
DATED MARCH 23, 2018

Notice to U.S. Shareholders

This document (the “Supplement”) supplements the Information Circular dated March 23, 2018 (the “Circular”), which has been furnished to the shareholders (the “Tungsten Shareholders”) of International Tungsten Inc. (the “Corporation” or “Tungsten”) in connection with the solicitation by management of the Corporation of proxies to be used at the Special Meeting of the Tungsten Shareholders to be held at the time, place and for the purposes set out in the Notice of Special Meeting of Shareholders that accompanied the Circular. All capitalized terms used in this document without definition shall have the respective meanings assigned to them in the Circular.

As disclosed at page 9 of the Circular, the Choom Securities issuable to any holder of Tungsten securities that is a U.S. Person (as such term is defined in Regulation S of the United States Securities Act of 1933, as amended the (“1933 Act”)) (a “Tungsten US Securityholder”) in exchange for their Tungsten securities pursuant to the Amalgamation have not been and will not be registered under the 1933 Act, and will be issued pursuant to exemptions from the registration requirements of the 1933 Act. Choom Holdings Inc. (“Choom”) intends to rely on the exemption provided by Rule 802 under the 1933 Act for the issuance of such Choom Securities. As such, Choom is required to provide Tungsten US Securityholders with the following notice:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The Choom Securities to be issued pursuant to the Amalgamation will be unregistered “restricted securities” within the meaning of Rule 144 under the 1933 Act to the same extent and proportion that the securities exchanged by Tungsten US Securityholders pursuant to the Amalgamation were restricted securities.

Tungsten US Securityholders that hold Tungsten securities that are not restricted securities under Rule 144 will receive Choom Securities that are unrestricted securities and such Tungsten Securityholders in the United States that are not deemed to be affiliates of Choom after completion of the Amalgamation may freely re-sell their securities under U.S. securities laws. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer. Tungsten US Securityholders that hold Tungsten securities that are restricted securities under Rule 144 will receive Choom Securities that are restricted securities under Rule 144. Restricted securities may not be sold or transferred unless registered under the U.S. Securities Act or an exemption from registration is available.

Letter of Transmittal

A letter of transmittal (“Letter of Transmittal”) is being mailed to each person who was a registered shareholder of Tungsten on the Record Date, and will also be made available on the Choom website at https://choom.ca/investors/.

Each shareholder of Tungsten must forward a properly completed and signed Letter of Transmittal, with accompanying Common Share certificates, in order to receive the consideration to which such shareholder of Tungsten is entitled under the Amalgamation.

Shareholders of Tungsten who are supportive of the Amalgamation should complete and return the enclosed Letter of Transmittal, together with the certificate(s) representing their Common Shares, to Computershare Investor Services Inc. in its capacity as depositary (the “Depositary”) at the address specified in the Letter of Transmittal.

The Letter of Transmittal contains other procedural information relating to the Amalgamation and should be reviewed carefully. It is recommended that you complete, sign and return the Letter of Transmittal together with your Common Share certificate(s) to the Depositary as soon as possible. You will receive the consideration due to you (the number of common shares of Choom Holdings Inc. under the terms of the Amalgamation) promptly after the Amalgamation becomes effective and your Letter of Transmittal and Common Share certificate(s) and all other required documents are received by the Depositary.

If you are a non-registered holder of Common Shares and have received these materials through your broker or through another intermediary, you will not receive a Letter of Transmittal and you should follow the instructions of your intermediary.

If the Amalgamation Resolution is not approved or if the Amalgamation is not otherwise completed, your Common Share certificates will be returned to you by the Depositary.